UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 29, 2010
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX Bermuda	N/A

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 29, 2010, Enstar Group Limited (“Enstar”), as borrower, and certain of its subsidiaries, as guarantors, entered into a Facilities Agreement with Barclays Corporate, as mandated lead arranger, and Barclays Bank PLC, as lender, agent and security agent (the “Agreement”). The Agreement provides for a three-year term loan facility pursuant to which Enstar is permitted to borrow up to an aggregate of $115 million. Of that amount, Enstar may borrow up to $52.1 million under Facility A and up to $62.9 million under Facility B.
     On December 29, 2010, Enstar borrowed the full amount available under Facility A to refinance internal funding of previous acquisitions and $50.0 million of the amount available under Facility B to finance the transaction with affiliates of CIGNA Corporation discussed below under Item 8.01. The remaining amount available under Facility B was also drawn on December 29, 2010 and will be used for general corporate purposes. All amounts borrowed must be repaid in three equal annual installments on the anniversary date of the Agreement. The Agreement terminates on December 29, 2013.
     The loans are secured by a pledge of the shares of certain of Enstar’s subsidiaries. Interest is payable quarterly, and the interest rate on both Facility A and Facility B is LIBOR plus 3.0%, plus an additional amount related to the lenders’ costs, if any, of complying with the requirements of the Bank of England, the Financial Services Authority or the European Central Bank.
     During the existence of any payment default, the interest rate is increased by 1.0%. During the existence of any event of default (as specified in the Agreement), the lenders may declare all or a portion of outstanding amounts immediately due and payable, declare all or a portion of borrowed amounts payable upon demand, or proceed against the security.

Item 8.01.	Other Events.
     On December 31, 2010, through a wholly owned subsidiary, Enstar entered into a 100% reinsurance agreement, administrative services agreement, and related transaction documents with three affiliates of CIGNA Corporation pursuant to which the Enstar subsidiary has reinsured all of the run-off workers compensation and personal accident reinsurance business of those CIGNA affiliates.
     Pursuant to the transaction documents, the CIGNA affiliates have transferred assets into three reinsurance collateral trusts securing the obligations of Enstar’s subsidiary under the reinsurance agreement and administrative services agreement. Enstar’s subsidiary has transferred approximately $50 million of additional funds to the trusts to further support these obligations.
     In addition to the trusts, Enstar has provided a limited parent guarantee supporting certain obligations of its subsidiary. The amount of the guarantee will increase or decrease over time under certain circumstances, but will always be subject to an overall maximum cap with respect to reinsurance liabilities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: January 5, 2011	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer